Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Chris Arnold

303.222.5912

carnold@chipotle.com

CHIPOTLE BOLSTERS MANAGEMENT TEAM

Monty Moran Named Co-CEO, Mark Crumpacker Chief Marketing Officer;

Bill Niman Consults on Supply Chain

Company Looks to London as First European Market

DENVER, January 5, 2009 – Steve Ells, Founder, Chairman and CEO of Chipotle Mexican Grill, Inc. (NYSE: CMG and CMG.B) announced today that the company is making some changes to its senior management team. The changes include the promotion of Monty Moran to co-Chief Executive Officer, and the addition of Mark Crumpacker as Chief Marketing Officer, and Bill Niman as a Sustainable Agriculture Adviser.

“I am very proud of our success so far in changing the way the world thinks about and eats fast food, but we have so much more to do,” said Ells. “Since Monty joined us nearly four years ago, his work in establishing a people culture at Chipotle that rivals our unique food culture has been extraordinary. The board and I have asked him to join me in the CEO role as recognition of his positive impact on Chipotle, and out of a desire to allow the company to benefit more from the strength of his leadership.”

Prior to this appointment, Moran served as Chipotle’s President and Chief Operating Officer since March 2005. Before joining Chipotle, he served as the company’s general counsel and as CEO of the Denver-based law firm Messner & Reeves, LLC.

Ells also named Crumpacker as the company’s first Chief Marketing Officer. “Bringing Mark on as Chief Marketing Officer allows us to strengthen our marketing vision – which has not kept pace with what we have been doing with food and with people – and will help us establish deeper and more meaningful connections with new and existing customers,” said Ells.

Crumpacker comes to Chipotle from Sequence, a brand consulting firm he co-founded in San Francisco. Throughout his career, he has established a successful track record working with a number of well regarded global brands and start-up companies alike. Crumpacker has long-standing ties to Chipotle having developed the company’s original identity system in 1993.

Niman to Help Push Sustainable Food Effort

Finally, Niman, a pioneer in leading the movement towards sustainable farming, has joined forces with Chipotle as a Sustainable Agriculture Adviser.

-more-

CHIPOTLE BOLSTERS MANAGEMENT TEAM/p.2

“Bill Niman is a true visionary, and has already influenced our Food with Integrity vision, which began when we started serving pork from Niman Ranch,” said Ells. “Our consulting relationship with Bill will allow us to continue to improve the quality of the ingredients we use, broaden our commitment to sustainable agriculture, and provide another voice to help carry our message of making food from sustainable sources available and affordable so everyone can eat better.”

Niman, who has become a household name among sustainable food and restaurant industry insiders as the founder of Niman Ranch, has been a champion for sustainably raised food since 1971. Meat raised by Niman and the co-op of like-minded ranchers he founded is served at some of the nation’s finest restaurants and sold in specialty food stores and premium grocers. Niman Ranch has provided naturally raised pork to Chipotle since 2001.

Chipotle Looks to Europe

In addition to changes to its management team, Chipotle also announced plans to enter the European market and is actively looking for sites in London. The company expects to open its first London restaurant in late 2009.

“While our growth has been driven by expanding in the United States, we plan to introduce the Chipotle brand in London in 2009,” said Ells. “We plan to open one restaurant in London before the end of 2009, find a group of farmers and ranchers who can supply us with the highest quality food, and begin to find a group of top performing managers who can help us establish a very special Chipotle brand in Europe.”

With footing established in London, Chipotle may look to open restaurants in other European markets in the future, but most of its growth will continue to be in U.S. markets for the foreseeable future.

About Chipotle

Steve Ells, Founder, Chairman and CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food with Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates more than 800 restaurants. For more information, visit chipotle.com.

# # #